UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 19, 2013

NBCUniversal Media, LLC
(Exact Name of Registrant as Specified in Charter)

Delaware	333-174175	14-1682529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Rockefeller Plaza, New York, New York
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 664-4444

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On March 19, 2013, we and NBCUniversal Enterprise, Inc. (“NBCUniversal Enterprise”) entered into an Amended and Restated Credit Agreement that, among other things, substituted NBCUniversal Enterprise for us as the sole borrower and revised the borrowing capacity of the facility to $1.35 billion, the term of the facility to March 2018 and the interest rate on borrowings.  The interest rate on the credit facility consists of a base rate plus a borrowing margin that is determined based on the credit rating of Comcast Corporation (“Comcast”).

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On March 19, 2013, one of our subsidiaries purchased from an affiliate of General Electric Company (“GE”) certain properties occupied by us at 30 Rockefeller Plaza, New York, New York.  Our previously announced purchase of CNBC’s headquarters in Englewood Cliffs, New Jersey was completed on February 28, 2013.  The aggregate purchase price for these transactions was approximately $1.4 billion.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On March 19, 2013, as part of our cash management process, we and Comcast entered into matching revolving credit notes due March 15, 2023 (the “Revolving Credit Notes”), under which we can borrow up to $3 billion from Comcast and Comcast can borrow up to $3 billion from us.  The Revolving Credit Notes bear interest at floating rates designed to mirror the interest rate calculation under Comcast’s revolving credit facility.  The interest rate on Comcast’s credit facility consists of a base rate plus a borrowing margin that is determined based on its credit rating.

Item 8.01.	Other Events.

On March 19, 2013, Comcast completed its acquisition of the 49% common equity interest in our parent company, NBCUniversal, LLC (“NBCUniversal Holdings”), which was previously held by GE, for approximately $16.7 billion.

NBCUniversal Holdings owns 100% of our equity. NBCUniversal Enterprise owns 4% of the common units and all of the preferred units of NBCUniversal Holdings, and Comcast owns the remaining 96% of the common units of NBCUniversal Holdings indirectly through subsidiaries other than NBCUniversal Enterprise. Comcast controls NBCUniversal Enterprise and owns all of NBCUniversal Enterprise’s capital stock other than its preferred stock. In connection with Comcast's acquisition of the 49% common equity interest in our parent company, a subsidiary of GE received all of NBCUniversal Enterprise’s preferred stock but has agreed to sell it in a private placement to unaffiliated third parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NBCUNIVERSAL MEDIA, LLC
Date:	March 19, 2013	By:	/s/ Arthur R. Block
			Name:	Arthur R. Block
			Title:	Senior Vice President